UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.        )

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☐	Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

April 24, 2013

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 6, 2013, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 25, 2013, we expect to mail to our stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012 and vote online. The Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement, proxy card and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey

Chairman and Chief Executive Officer

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

NOTICE OF

2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 6, 2013, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

At the Annual Meeting we will:

1.  vote to elect the eight nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2014 Annual Meeting of Stockholders;

2.  vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3.  hold an advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached Proxy Statement; and

4.  transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 9, 2013. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 9, 2013. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Charles Hood

General Counsel and Corporate Secretary

New York, New York

April 24, 2013

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

PROXY STATEMENT for the

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2013

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess,” the “Company,” “we” or “our”), to be used at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, June 6, 2013, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 25, 2013. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 6, 2013 meeting.

Holders of record of our Common Stock, par value $0.003 per share (“Common Stock”), at the close of business on April 9, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 37,027,108 shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than Proposals 1, 2 or 3 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 25, 2013, we expect to mail beneficial owners of our Common Stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report, on the website referred to in the Notice.

Internet distribution of our proxy materials is designed to provide our stockholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on June 6, 2013

Our Proxy Statement and 2012 Annual Report to Stockholders are available at

https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 37,027,108 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the Notice before your proxy will be accepted. In addition to the instructions that appear on the Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 5, 2013 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, you may submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder:    You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 9, 2013, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank:    You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 9, 2013. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, (2) subsequently sending another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. A “broker non-vote” occurs when a beneficial owner has not provided voting instructions, and the broker holding shares for the beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors.    Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors (Proposal 1), you may either vote “FOR,” “AGAINST” or “ABSTAIN” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Other Items.    For the ratification of our independent registered public accounting firm (Proposal 2) and the adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s named executive officers (Proposal 3), the proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy. Abstentions will be counted for purposes of determining the number of votes cast on these proposals and will have the same effect as negative votes. Broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We do not know of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2014 Annual Meeting of Stockholders, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2014 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2012, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of nine directors, eight of whom are not our employees. Each of the nominees for director was elected by the Company’s stockholders on June 7, 2012. The directors will be elected for a term that begins at the Annual Meeting and ends at the 2014 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Dr. Sharon Brown-Hruska, who has been a director since April 2010, has chosen not to stand for reelection. Dr. Brown-Hruska’s resignation from the Board will be effective as of the date of the Annual Meeting. In connection with the resignation of Dr. Brown-Hruska, the Board has reduced the number of directors constituting the full Board from nine to eight, effective as of the date of the Annual Meeting.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring at the 2014 Annual Meeting of Stockholders, unless you specifically indicate on the proxy card that you are casting a vote against one or more of the nominees or abstaining from such vote.

A majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving a majority of votes for their election. In the election of directors, stockholders will be given the choice to cast votes for or against the election of directors or to abstain from such vote. The number of shares voted for a director must exceed the number of votes cast against that director. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Richard M. McVey

Steven L. Begleiter

Stephen P. Casper

David G. Gomach

Carlos M. Hernandez

Ronald M. Hersch

John Steinhardt

James J. Sullivan

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to continue to serve on the Board if he is elected at the Annual Meeting. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company; or

•	significant accomplishment in another field of endeavor related to the strategic running of our business; and

•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the Annual Meeting and ending at the 2014 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (53) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed-Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. He currently serves on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey’s role as one of our founders and his service as our Chief Executive Officer for over a decade give him deep knowledge and understanding of all aspects of the business and operations of MarketAxess. Mr. McVey’s extensive experience in the financial services industry, including significant leadership roles at JPMorgan, has provided comprehensive knowledge of the financial markets that we serve and the institutions and dealers that are our clients.

Steven L. Begleiter Director since April 2012	Steven L. Begleiter (51) has been a Senior Principal at Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter currently serves on the board of directors of WisdomTree Investments, Inc. Mr. Begleiter received a B.A. in Economics from Haverford College.

Mr. Begleiter brings many years of leadership experience in the financial services industry and private equity. Mr. Begleiter also has extensive industry knowledge and perspectives on mergers and acquisitions and capital formation.

Stephen P. Casper Director since April 2004	Stephen P. Casper (63) is retired. Mr. Casper was the President of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., from April 2010 to August 2012. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed-income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper has been a member of the Board of Directors of the KLS Diversified Fund and the KS Rates Fund, both of which are fixed income hedge funds, since July 2012. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, from which he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

Mr. Casper’s experience in the fixed-income markets and financial services industry and his experience in financial reporting and accounting roles bring extensive public accounting, financial reporting, risk management and leadership skills to the Board.

David G. Gomach Director since February 2005	David G. Gomach (54) is retired. Mr. Gomach was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007, having joined as Executive Vice President - Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (“CME”) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University. From April 2011 to October 2012, Mr. Gomach served as a director and member of the audit committee for Eladian Partners, a privately held multi-asset class trading company.

Mr. Gomach brings to the Board leadership experience from his prior roles and deep knowledge of public accounting, financial reporting and risk management matters facing public companies in the financial services industry, including internal controls and Sarbanes-Oxley compliance.

Carlos M. Hernandez Director since February 2006	Carlos M. Hernandez (51) is Global Head of Investor Services at JPMorgan, serves on the JPMorgan Chase Executive Committee and is a member of the Corporate & Investment Bank’s leadership team. Prior to this position, Mr. Hernandez led JPMorgan’s Global Equities and Prime Services business. He previously managed the Origination and Distribution business for the Americas, Institutional Equities for the Americas and Global Equity Capital Markets at JPMorgan. Before joining the Equities division, Mr. Hernandez was head of Investment Banking, Latin America. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions.

Mr. Hernandez currently serves on the boards of The Brunswick School in Connecticut and John Hopkins School of Sciences in Maryland. In 2005, he served on the board of the Securities Industries Association. Mr. Hernandez has a B.S. in Business from the State University of New York and an M.B.A. from Columbia University.

Mr. Hernandez has a broad range of leadership experience and a deep understanding of the global financial markets and financial services and securities industries, including the particular needs of an international corporation. Mr. Hernandez also has a unique understanding of and experience with our broker-dealer clients and their needs, particularly in the context of recent regulatory reform.

Ronald M. Hersch Director since July 2000	Ronald M. Hersch (65) was a Senior Managing Director at Bear Stearns and Co. Inc. from June 1992 until his retirement in April 2007. Mr. Hersch was responsible for directing the firm’s futures business as well as coordinating eCommerce activities and initiatives within the Fixed-Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association. He has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.

Mr. Hersch’s experience with regulatory and policy issues gives him valuable insight into strategies for negotiating the regulatory matters affecting the financial services industry generally and the Company in particular. Mr. Hersch also brings significant leadership experience to the Board and a deep understanding of the fixed-income and derivatives markets.

John Steinhardt Director since April 2000	John Steinhardt (59) is a founder, and has been a Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A from Columbia University.

Mr. Steinhardt brings substantial leadership experience at a number of financial institutions and extensive experience in the financial markets that we serve. Mr. Steinhardt also has a deep knowledge and understanding of the requirements of operating in a highly regulated industry.

James J. Sullivan Director since March 2012	James J. Sullivan (53) is senior managing director and head of Prudential Fixed Income, a position he has held since 1999. Prudential Fixed Income is the primary organization within Prudential Financial responsible for managing public fixed income assets. Mr. Sullivan is responsible for all aspects of Prudential Fixed Income’s business, from both the investment and business management standpoints. Under his purview are the portfolio management and trading, credit research, and quantitative research and risk management organizations, as well as finance, marketing, and global business development. He joined Prudential Financial in 1981 and has extensive experience in trading and portfolio management across many fixed income market sectors. He is a member of Prudential Investment Management’s Investment Committee, chairman of the Prudential Investment Management Ethics Committee, and chairman of Prudential Trust Company. Mr. Sullivan holds a B.A. with a concentration in finance and an M.B.A. with honors from Iona College.

Mr. Sullivan brings extensive buy-side experience in the financial services industry, specifically in the fixed-income markets that we serve, and a deep knowledge and understanding of the issues faced by the institutional investors who operate in those markets.

Director Not Standing for Re-Election

Dr. Brown-Hruska will remain a director of the Company until the Annual Meeting, but will not stand for reelection.

Dr. Sharon Brown-Hruska Director since April 2010	Dr. Sharon Brown-Hruska (53) is a Vice President in the Securities and Finance Practice of National Economic Research Associates (NERA) and a Visiting Professor of Finance at Tulane University. She is a leading expert in securities, derivatives and risk management. Prior to joining NERA, she served as Commissioner (2002-2006) and Acting Chairman (2004-2005) of the U.S. Commodity Futures Trading Commission and as a member of the President’s Working Group on Financial Markets. Dr. Brown-Hruska has advised exchanges, businesses and governments on regulation and compliance issues and has addressed numerous governmental and financial organizations, including U.S. House and Senate committees, the International Monetary Fund and the International Organization of Securities Commissioners. She has spoken extensively on the regulation of derivatives and the financial entities that use them to the Managed Funds Association, the Futures Industry Association, the International Swaps and Derivatives Association and other financial industry associations. She is widely published, with articles appearing in Capital Markets Law Journal, Barron’s, Journal of Futures Markets, Regulation, Review of Futures Markets and other publications. She was an Assistant Professor in the Freeman School of Business at Tulane University and George Mason University. She holds Ph.D. and M.A. degrees in economics and a B.A. in economics and international studies from Virginia Polytechnic Institute and State University.

Dr. Brown-Hruska’s experience as a regulator and her academic focus on securities, derivatives and risk management give her extensive knowledge of the development and implementation of the regulatory structure of the financial services and securities industries, as well as the effects of regulatory matters on companies operating in those industries. Dr. Brown-Hruska provides the Board with valuable insight into the regulatory process and an understanding of how financial entities may best manage risk.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that seven of our nominees for director, Messrs. Begleiter, Casper, Gomach, Hernandez, Hersch, Steinhardt and Sullivan, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these nominees for director has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors. In addition to our current Board of Directors, Nicolas S. Rohatyn and Roger Burkhardt, who served on our Board in 2012, qualified as “independent” directors under the NASDAQ listing standards.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the seven independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee and the Compensation Committee each satisfy standards established by the SEC and the NASDAQ listing rules providing that to qualify as “independent” for purposes of membership on the Audit Committee or the Compensation Committee, members of such committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2010 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following relationships:

•

Mr. Hernandez is the Global Head of Investor Services of JPMorgan Chase & Co. (“JPMorgan”), which accounted for less than 5% of the Company’s annual revenue in each of the past three years. In addition, JPMorgan (i) is the administrative agent and sole lender under our credit agreement, which provides for revolving loans and letters of credit up to an aggregate of $50.0 million, (ii) provides investment advisory, custodial and cash management services to the Company, and (iii) operates our share repurchase program. From time to time, JPMorgan has provided investment banking services to the Company, including in connection with the Company’s acquisition of Xtrakter Limited (“Xtrakter”).

•	Mr. Steinhardt is the Co-Chief Executive Officer of KLS Diversified Asset Management, which accounted for less than 1% of the Company’s annual revenue in each of the past three years.

•

Mr. Sullivan is senior managing director and head of Prudential Fixed Income, a division of Prudential Investment Management, which, together with its affiliates, accounted for less than 1% of the Company’s annual revenue in each of the past three years.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may engage outside search firms to assist in identifying or evaluating potential nominees.

Board leadership structure

Our Chief Executive Officer (“CEO”) also serves as the Chairman of the Board (the “Chairman”), and we have a Lead Independent Director who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors and the Board, in general, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman.

Mr. Casper currently serves as the Lead Independent Director. The full Board, by majority vote, elects the Lead Independent Director.

The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are comprised entirely of, and are chaired by, independent directors. Second, independent oversight of our CEO’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our CEO’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Casper and Mr. Gomach are both Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. For information regarding the experience and qualifications of our Audit Committee financial experts, see the information in this Proxy Statement under the section heading Proposal 1 — Election of Directors — Director information.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Begleiter and Hersch. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or individuals as it deems appropriate.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Mr. Hersch (Chair) and Mr. Casper. The Board of Directors has determined that Messrs. Hersch and Casper are independent directors in accordance with NASDAQ listing standards.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair), Hernandez and Sullivan.

The Mergers and Acquisitions Committee of the Board of Directors assists our Board of Directors in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures, and provides guidance to management with respect to the Company’s transaction strategies and the identification and evaluation of strategic transactions. The Mergers and Acquisitions Committee currently consists of Messrs. Begleiter, Gomach, Hernandez and McVey.

Meetings and attendance

During the year ended December 31, 2012, the full Board held nine meetings; the Audit Committee held 11 meetings; the Compensation Committee held four meetings; the Nominating and Corporate Governance Committee held six meetings; the Investment Committee held six meetings; and the Mergers and Acquisitions

Committee held two meetings. The non-management directors met in executive session without management directors or employees at each of the five regularly-scheduled meetings of the Board during 2012. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the Annual Meeting. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. All directors attended our 2012 annual meeting of stockholders.

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Audit Committee and the full Board. Furthermore, the Audit Committee reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the Company, including strategic, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Audit Committee. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

James N.B. Rucker, who previously served as the Company’s Chief Financial Officer and its Chief Operations, Credit and Risk Officer, is currently responsible for the Company’s credit and risk functions as the Company’s Credit and Risk Officer. In such position, Mr. Rucker has responsibility, among other things, for overseeing and coordinating the Company’s risk assessment and mitigation efforts, including responsibility for identification of key business risks, ensuring appropriate management of these risks within stated limits and enforcement through policies and procedures. The Company’s Risk Committee was organized in 2006 to assist management’s efforts to assess and manage risk. The Risk Committee is chaired by Mr. Rucker and is comprised of department heads and other managers. The Risk Committee assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. The Risk Committee regularly prepares updates and reports for the Audit Committee and the Board of Directors.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the CEO and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the CEO and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the CEO and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee, Investment Committee and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 299 Park Avenue, 10th Floor, New York, New York 10171. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 299 Park Avenue, 10th Floor, New York, New York 10171, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Corporate Governance — Reporting Concerns — Confidential Ethics Web Form.

Director compensation

Our Board of Directors recommends, reviews and oversees the compensation, including equity awards, for our non-employee directors. All directors, other than Mr. McVey, are regarded as non-employee directors. Mr. McVey receives no additional compensation for his service as a director. Each non-employee director receives an annual cash retainer of $50,000. The Lead Independent Director receives a supplemental annual retainer of $15,000 and the chairs of the Audit, Compensation, Nominating and Corporate Governance, and Investment Committees receive a supplemental annual retainer of $15,000, $10,000, $7,500 and $5,000, respectively. In addition, each non-employee director receives $1,500 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Mergers and Acquisitions Committee that the director attends. In July 2012, we granted 2,553 shares of restricted stock to each non-employee director. One-half of the award vested on November 30, 2012 and the balance vests on May 31, 2013. These awards were made under the Company’s 2012 Incentive Plan. The number of shares of restricted stock granted was determined on the date of grant by dividing the $80,000 equity grant value by the closing price of our Common Stock. We expect to continue to compensate our non-employee directors with a combination of cash and equity awards.

The Company and the Board of Directors believe that equity-based awards are an important factor in aligning the long-term financial interest of the non-employee directors and stockholders. As such, in October 2007 the Board of Directors adopted stock ownership guidelines for the non-employee directors. These guidelines, which were most recently revised in November 2012, require that non-employee directors hold not less than a number of shares of Common Stock equal in value to three times the annual base cash retainer payable to a director, calculated using the average price of our Common Stock in the ten trading days up to and including November 8, 2012 ($30.77), the effective date of the revised policy. The designated level of ownership must be maintained throughout the non-employee director’s service with the Company. All shares of Common Stock beneficially owned by the director, including shares purchased and held personally, vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement, count toward the minimum ownership requirement; vested and unvested stock options are excluded. Currently, five of the non-employee directors are in compliance with the Company’s stock ownership guidelines. Mr. Sullivan, whose appointment to the Board took effect on March 13, 2012, must comply with the revised guidelines not later than March 13, 2017, and Mr. Begleiter, whose appointment to the Board took effect on April 18, 2012, must comply with the revised guidelines not later than April 18, 2017; each director is expected to be in compliance within the required timeframes. Directors are also required, for a period of six months following his or her departure from the Board, to comply with the provisions of the Company’s Insider Trading Policy that, among other things, prohibit trading in the Company’s securities during any trading blackout period.

The Compensation Committee currently directly retains the services of Grahall LLC (“Grahall”) as its independent compensation consultant, which reports directly to the Compensation Committee. Grahall conducts an annual review of director compensation levels, and a bi-annual review of director pay structure and practices, and in each event, shares the results of those reviews with the Compensation Committee. The Compensation Committee then submits any proposed changes in pay level or program structure to the full Board for its consideration, and if appropriate, approval.

Director compensation for fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Steven L. Begleiter	25,333	80,011	105,344
Dr. Sharon Brown-Hruska	65,500	80,011	145,511
Roger Burkhardt	66,000	80,011	146,011
Stephen P. Casper	80,125	80,011	160,136
David G. Gomach	87,000	80,011	167,011
Carlos M. Hernandez	65,500	80,011	145,511
Ronald M. Hersch	90,375	80,011	170,386
Nicolas S. Rohatyn	50,833	—	50,833
John Steinhardt	87,000	80,011	167,011
James J. Sullivan	36,167	80,011	116,178

(1)	The amounts represent the aggregate grant date fair value of stock awards granted by the Company in 2012, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013.

(2)	The table below sets forth information regarding the aggregate number of stock awards and the aggregate number of option awards outstanding at the end of fiscal year 2012 for each non-employee director:

	Aggregate Number of Stock Awards Outstanding at Fiscal Year End (#)	Aggregate Number of Option Awards Outstanding at Fiscal Year End (#)
Steven L. Begleiter	1,277	—
Dr. Sharon Brown-Hruska	1,277	—
Roger Burkhardt	1,277	—
Stephen P. Casper	1,277	29,912
David G. Gomach	1,277	24,912
Carlos M. Hernandez	1,277	3,187
Ronald M. Hersch	1,277	29,912
Nicolas S. Rohatyn	—	38,246
John Steinhardt	1,277	29,912
James Sullivan	1,277	—

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2013. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

In 2011, the Company, in the ordinary course of its business, entered into a bulk data agreement with PwC for the purpose of supporting valuation conclusions reached by PwC in the normal course of PwC’s audit and other work for its clients. Pursuant to the agreement, the Company provides bond pricing data to PwC on terms consistent with the terms of similar data sales agreements entered into by the Company. The aggregate annual cost of the services is $200,000. Prior to entering into the agreement, the Audit Committee evaluated the effect of such agreement on the independence of PwC and concurred with the opinion of the Company and PwC that the arrangement constitutes an “arm’s-length” transaction that would not affect PwC’s independence.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2012 and 2011 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the CEO and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to and including a limit of $10,000 per service and an annual limit of $20,000.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, peer review or annual inspection by the Public Company Accounting Oversight Board of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2012 and 2011.

Fee Category	2012	2011
Audit Fees(1)	$1,195,279	$981,639
Audit Related Fees	223,000	20,000
All Other Fees	3,593	3,593

Total	$1,421,872	$1,005,232

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that both Mr. Gomach and Mr. Casper satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that both Mr. Gomach and Mr. Casper are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance section of the Company’s website.

During fiscal year 2012, the Audit Committee met eleven times, including five regular meetings. The Company’s senior financial management and independent registered public accounting firm were in attendance at such regular meetings. Following each of its regular meetings during 2012, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU 380 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with us concerning independence, and have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the

Board of Directors:

David G. Gomach — Chair

Stephen P. Casper

Ronald M. Hersch

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (“Dodd-Frank”)), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.

As described in detail in the Compensation Discussion and Analysis below, the Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align and reward Company and individual performance and decision-making with stockholder value creation and prudent risk management;

•	drive long-term growth objectives, thereby creating long-term value for our stockholders; and

•

provide rewards that are cost-efficient, equitable to our named executive officers and stockholders, and competitive with organizations that compete for executives with similar skill sets, thereby encouraging high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its current high-performing team of seasoned executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 9, 2013 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 9, 2013 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 37,027,108 shares of Common Stock outstanding at the close of business on April 9, 2013. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171.

	Number of Shares Beneficially Owned	Percentage of Stock Owned
5% Stockholders
Burgundy Asset Management Ltd.(1)	2,830,726	7.65%
BlackRock, Inc.(2)	2,722,264	7.35%
Janus Capital Management LLC(3)	2,434,961	6.58%
The Vanguard Group(4)	2,247,895	6.07%
Kornitzer Capital Management, Inc.(5)	2,196,806	5.93%
Wells Fargo & Company(6)	2,185,450	5.90%
Named Executive Officers and Directors
Richard M. McVey(7)	1,501,223	4.00%
Steven L. Begleiter(8)	2,553	*
Dr. Sharon Brown-Hruska(9)	10,346	*
Stephen P. Casper(10)	61,331	*
David G. Gomach(11)	61,161	*
Carlos M. Hernandez(12)	17,711	*
Ronald M. Hersch(13)	59,712	*
John Steinhardt(14)	61,161	*
James J. Sullivan(8)	2,553	*
Antonio L. DeLise(15)	91,610	*
Nicholas Themelis(16)	131,099	*
All Executive Officers and Directors as a Group (11 persons)(17)	2,000,460	5.29%

*	Less than 1%.

(1)	Information regarding the number of shares beneficially owned by Burgundy Asset Management Ltd. was obtained from a Schedule 13G filed by Burgundy Asset Management Ltd. with the SEC. The principal business address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(2)

Information regarding the number of shares beneficially owned by BlackRock, Inc. was obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Information regarding the number of shares beneficially owned by Janus Capital Management LLC was obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(4)	Information regarding the number of shares beneficially owned by The Vanguard Group. was obtained from a Schedule 13G filed by The Vanguard Group with the SEC. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Information regarding the number of shares beneficially owned by Kornitzer Capital Management, Inc. was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC. The principal business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(6)	Information regarding the number of shares beneficially owned by Wells Fargo & Company was obtained from a Schedule 13G filed by Wells Fargo & Company with the SEC. The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(7)	Consists of (i) 923,903 shares of Common Stock owned individually; (ii) 45,332 shares of unvested restricted stock; and (iii) 531,988 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include (x) 418,505 shares of Common Stock issuable pursuant to stock options and deferred restricted stock units that are not exercisable within 60 days or (y) 4,167 performance shares.

(8)	Consists of (i) 1,276 shares of Common Stock owned individually; and (ii) 1,277 shares of unvested restricted stock.

(9)	Consists of (i) 9,069 shares of Common Stock owned individually; and (ii) 1,277 shares of unvested restricted stock.

(10)	Consists of (i) 30,142 shares of Common Stock owned individually; (ii) 1,277 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(11)	Consists of (i) 34,972 shares of Common Stock owned individually; (ii) 1,277 shares of unvested restricted stock; and (iii) 24,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(12)	Consists of (i) 13,247 shares of Common Stock owned individually; (ii) 1,277 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(13)	Consists of (i) 28,523 shares of Common Stock owned individually; (ii) 1,277 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(14)	Consists of (i) 29,972 shares of Common Stock owned individually; (ii) 1,277 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(15)	Consists of (i) 4,746 shares of unvested restricted stock; (ii) 75,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days; and (iii) 11,864 shares of Common Stock owned by his spouse. Does not include 2,466 performance shares or 39,361 restricted stock units that are unvested.

(16)	Consists of (i) 44,114 shares of Common Stock owned in joint tenancy with his spouse; (ii) 11,071 shares of unvested restricted stock; and (iii) 75,914 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 6,945 performance shares or 26,100 restricted stock units that are unvested.

(17)	Consists of (i) 1,128,358 shares of Common Stock; (ii) 71,365 shares of unvested restricted stock; and (iii) 800,737 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 137,481 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 33,538 performance shares that are unvested or (iii) 346,485 restricted stock units that are unvested.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 9, 2013.

Name	Age	Position
Richard M. McVey	53	Chief Executive Officer and Chairman of the Board of Directors
Antonio L. DeLise	51	Chief Financial Officer
Nicholas Themelis	49	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was the Company’s Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was the Company’s Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed-Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our pay for performance methodology and describes and analyzes our compensation programs and practices. The CD&A details the specific amounts of compensation paid for fiscal year 2012 to Mr. McVey, our Chief Executive Officer and Chairman of the Board, Mr. DeLise, our Chief Financial Officer (“CFO”), and Mr. Themelis, our Chief Information Officer (“CIO”) (collectively, “NEOs”).

Executive Summary

2012 Performance

Our organic growth initiatives resulted in increased variable transactions fees, which was the main driver behind the Company’s fourth sequential year of record revenue and earnings growth. Highlights of our financial performance during 2012 include the following:

•	Revenues: For the fourth consecutive year, annual revenues reached an all-time high, increasing to more than $198 million, up over 9% from $181 million in 2011.

•	Operating Income: Record operating income for 2012 of $86.7 million, up over 10% from $78.7 million in 2011.

•	Earnings per share: Adjusted earnings per share (“EPS”) increased 17.5% to an all-time high of $1.41 in 2012 from $1.20 in 2011.

•	Stock Price: The Company’s stock closed at $35.30 at the end of 2012, up over 17% from $30.11 at year-end 2011.

•	Trading Volume: Total trading volume increased over 12% to $590 billion in 2012 from $525 billion in 2011.

•

Market Share: Our estimated U.S. high-grade trading volume market share increased to 13.6% in the fourth fiscal quarter of 2012 from 12.2% in the fourth fiscal quarter of 2011, and our full-year estimated market share for fiscal 2012 increased to 12.4% versus 11.1% for fiscal 2011.

•

Relative Performance: For 2012, we outperformed all of the members of our peer group (see How We Determine Pay Levels — Peer Group below) in year-over-year EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and share price growth. Further, for 2012 we ranked:

•	in the 80th percentile vis-à-vis our peer group in regard to year-over-year revenue and operating income growth;

•	first in 12-month total stockholder return (“TSR”); and

•	second in total stockholder value created (as measured by the year over year increase in market capitalization).

How 2012 Performance Affected Executive Compensation

•

Based on our cash accruals, market data and goal of increasing the long-term incentive component of our NEOs’ compensation, we reduced the annual cash incentive payments to the NEOs by 12% to $3.55 million from $4.050 million in 2011 (see Annual Variable Performance Awards Payable in Cash below).

•

As a result of an increase in the value of the equity awards granted to the NEOs in 2012, Total Direct Compensation (“TDC”) remained relatively flat for 2012 vs. 2011 (see Total Direct Compensation below).

•

While operating income reached record levels for the fourth consecutive year in 2012, we were slightly short of our internal goals for 2012, achieving 97% of our targeted performance. Accordingly, our performance-based awards paid out 92.5% of the targeted award amount for 2012 (see Long-term Incentives — Equity-based Awards).

Changes/Key Actions in 2012

In 2012, the following changes/key decisions with respect to our executive management and rewards architecture were implemented to assure that the program continues to balance rewards and retention of our key executives with the short-term and long-term interests of our stockholders:

•

Annual Incentive Design — We continued to manage profitability and increase operating margins by reducing the Variable Accrual (defined below) used to fund the annual incentive pool (see Annual Variable Performance Awards Payable in Cash below); and

•

Increased Performance-Share Minimum and Pay-Out Criteria — We increased the minimum amount of performance share equity that must be elected by the NEOs under the Flex Share program to 35% in 2012 from 30% in 2011 and 20% in 2010. We also decreased the upside leverage in the Flex Share program design by increasing the performance threshold required to attain a maximum payout from 120% of target performance to 130% of target performance, assuring enhanced pay-for-performance alignment between stockholders and the results of our operations for fiscal 2012 (see Flex Share Program below).

Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders, 92.5% of the votes cast on the non-binding advisory vote on executive compensation proposal were in favor of our NEO compensation as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders. In evaluating the compensation of our NEOs for 2012, the Compensation Committee reviewed these final vote results and took into consideration the strong support of our stockholders for our compensation policies. Although it determined that no changes to our executive compensation policies were necessary, the Compensation Committee continues to review our NEO compensation program and the compensation goals set forth in the CD&A.

Overview of Compensation Objectives and Strategy for Our NEOs

Our NEO pay philosophy is tied to our belief that compensation should directly correlate with business results, including financial business results. Our executive compensation program is designed to attract, reward and retain the caliber of executives we need to ensure our continued growth and profitability. The program’s primary objectives are to:

•	align and reward Company and individual performance and decision-making with stockholder value creation and prudent risk management;

•	drive long-term growth objectives, thereby creating long-term value for our stockholders; and

•

provide rewards that are cost-efficient, equitable to both our NEOs and stockholders, and competitive with organizations that compete for executives with similar skill sets, thereby encouraging high-potential individuals with significant and unique market experience to build a career at the Company.

We have certain unique operating characteristics that directly impact our compensation philosophy and the way we attract, reward and retain key management talent:

•

We are a hybrid company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to create, implement and deliver technology-driven market solutions. Accordingly, we compete with the financial services industry and the software development industry for executive talent.

•

We are a relatively small company with low overhead in support positions and maintain a relatively flat organization; therefore, our NEOs must have the ability and desire to manage tactical details and effectively communicate with and lead broad teams of employees across all levels of the organization.

•

We are unique in the financial technology market as no other publicly traded company solely and directly competes with us. Therefore, our NEOs must be innovative as they help set the Company’s direction and determine the role it plays in the financial markets.

We believe that continuity of the leadership team benefits the Company. As such, we promote long-term commitments from our NEOs. The Compensation Committee takes into consideration that other organizations, such as broker-dealers, maintain compensation structures that exceed what we can afford to pay or what might be reflected in a typical review of industry pay levels for executive-level positions. The Compensation Committee attempts to mitigate this upward pressure on executive pay by focusing on managing our aggregate compensation and benefits expense expressed as a percentage of our total annual revenues (“C&B Ratio”), thus improving the Company’s overall profitability (please refer to the discussion about our C&B Ratio below in How We Determine Pay Levels). Further, the Compensation Committee believes that market changes and regulatory reform (such as the ongoing regulatory changes resulting from Dodd-Frank) have created new and increased demand for the expertise and skills of our NEOs.

To support these objectives, we provide our NEOs with a mix of both short-term incentives (base salary and performance-based annual awards) and long-term (three- to five-year) equity incentives. The value realized by our NEOs from our equity incentive awards depends primarily upon our performance and growth in our stock price and the vesting schedules and performance goals attached reinforce our long-term, performance-based orientation.

Role of the Compensation Committee

General

The compensation programs for our NEOs are administered by the Compensation Committee with assistance from management and our independent compensation advisors. The Compensation Committee reviews all components of remuneration and decides which elements of compensation, if any, should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. This approach supports our “pay for performance” culture and our intention to offer compensation that is highly correlated with each NEO’s individual responsibilities and performance, corporate financial performance and return for stockholders. The Compensation Committee:

•	has developed and continually reviews and revises our NEO compensation policies and benefits strategy and provides guidance for the implementation of those policies and strategies;

•	determines and recommends to the Board the amounts and elements of compensation for Mr. McVey; and

•	works closely with Mr. McVey in recommending to the Board the amounts and elements of compensation for our other NEOs.

The Compensation Committee’s function is more fully described in its Board-approved charter, which is available on our corporate website at www.marketaxess.com under the Investor Relations — Corporate Governance caption.

In performing its duties, the Compensation Committee:

•	annually reviews competitive compensation data, recent compensation trends and any other relevant market data obtained by the compensation consultant;

•	reviews all compensation, including equity holdings (both vested and unvested amounts) earned by each NEO;

•	consults with the compensation consultant regarding market data and the full Board regarding performance data when considering decisions concerning Mr. McVey’s compensation; and

•

considers the recommendations of Mr. McVey relating to performance and the compensation consultant relating to market data and compensation trends when considering decisions concerning the compensation of our other NEOs.

All compensation decisions related to cash incentives or equity grants for our NEOs are determined by the Compensation Committee and ratified by the Board.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee currently retains the services of Grahall as its independent compensation consultant, which reports directly to the Compensation Committee. During 2012, Grahall provided the following services with respect to NEO compensation:

•	Pay Analysis — Reviewed and benchmarked competitive market pay levels and conducted retention analyses with respect to 2012 compensation for our NEOs;

•	Proxy Disclosure — Assisted in the preparation of the Company’s CD&A included in the proxy statement for our 2012 Annual Meeting of Stockholders;

•

Share Ownership Guidelines — Assisted management and the Compensation Committee in the oversight of our ongoing share ownership guidelines applicable to our NEOs and certain other senior employees and members of the Board; and

•

General Advice — Provided other compensation-related recommendations and performed other services, including providing advice regarding regulatory and advisory compliance issues, the design and management of our annual incentive plan, and the Company’s equity awards and usage of authorized shares (i.e., “burn rate”), as well as an ongoing review and composition of our peer group (as discussed below in Peer Group).

Grahall also provided services during 2012 relating to the compensation of our directors as discussed above in Director Compensation.

The Compensation Committee has the authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

How We Determine Pay Levels

We have a formal semi-annual planning, goal-setting and feedback process that is integrated into the compensation program, creating alignment among individual efforts, our corporate results and the financial awards that are realized by our NEOs. In addition, the NEOs and other senior managers meet regularly to update corporate goals and initiatives based on corporate performance, changes in market conditions and potential new market opportunities. Individual strategic goals and objectives will change as a result of new or changed corporate initiatives.

For fiscal 2012, Grahall worked with Mr. McVey and our other managers to gather pertinent Company information, including employee and officer listings, corporate financial performance and the budget for equity grant expense. Grahall independently researched the performance and pay practices of a targeted peer group of financial services and financial technology companies, as well as a broader group of financial services companies relatively similar in size to us based on market capitalization, annual revenues and assets. In addition to the peer group, for the first time in 2012, the Company also used data from a proprietary database maintained by Grahall that aggregates compensation data for NEOs employed at over 50 financial services companies, based on similarity in annual revenues, market capitalizations and assets levels. This additional market data was used to augment the peer group data for each of the CEO, CFO and CIO positions. We then benchmarked our NEOs’ fixed and variable compensation against each of these data sources, as well as other available market information.

Given our unique position in our industry, we believe that reviewing benchmark data is a vital part of the process by which the Compensation Committee determines relevant pay ranges and TDC. We augment this research with applicable financial services and financial technology survey data to validate compensation levels and practices and develop a general understanding of how our compensation practices and programs compare to our industry and the general market. Grahall uses this information to assist in preparing recommended pay ranges and presents them to the Compensation Committee for its consideration and approval. Moreover, as part of our standard methodology to help ameliorate the volatility that can occur during any particular compensation year — particularly in the financial services and financial technology industries — Grahall aggregates data over multiple years, with an emphasis on the most recent periods. In addition, the Compensation Committee considers our corporate financial performance (year-over-year growth); each NEO’s role, responsibilities, expertise, institutional knowledge and performance; development and achievement of corporate strategic goals; the level of competition that exists within the market for a given position; and the NEO’s contribution to corporate financial performance. There is no numerical or fixed formula to weight these items from year to year.

In determining incentive pay levels for our NEOs, the Compensation Committee also assesses the impact of the proposals on our targeted C&B Ratio. The Compensation Committee believes focusing on the C&B Ratio is both appropriate and typical in the financial services industry, as it provides a highly relevant and normalized data point regarding the efficiency of our compensation programs. Since the NEOs’ annual incentive payments are a component of aggregate compensation expense, the Compensation Committee reserves the right to reduce the NEOs’ incentives to reduce the C&B Ratio if our C&B Ratio is high relative to our peers or exceeds our internal target. As an ongoing long-term goal is to improve operating margins and stockholder returns, the Compensation Committee has and will continue to pursue a reduction of the C&B Ratio, which declined almost a full percentage point from 2011 to 2012.

After consideration of the foregoing factors, the Compensation Committee determines each NEO’s TDC level within the appropriate range. The Compensation Committee then determines an ideal “pay mix” — the relative amount of TDC for each NEO that should be delivered as base salary, annual cash incentives and long-term equity incentive awards.

Peer Group

We use peer group information in setting competitive market levels for the NEOs. The firms that best fit our definition of a competitive peer are private firms for which financial results and compensation data are generally unavailable. We therefore rely on comparisons to a broader base of public financial services and technology companies. While they may differ from us in terms of size (whether measured by market capitalization or annual revenues) and core business in that none provide the multi-dealer electronic trading platform for credit products that we provide, they are the closest matches available to us in terms of a comparable business model. Each provides technology solutions to the financial markets, and some provide electronic trading platforms similar to ours, albeit in other asset classes.

At the direction of the Compensation Committee, its compensation consultant performs an annual review of companies for potential inclusion in our peer group, with priority given to companies that compete or can compete with us for customers as well as executive or other employee talent, and whose operations involve a similar asset class or product offering. The consultant augments this approach by considering companies included in industry research reports prepared by investment advisors, “peers of peers” (companies listed as peers by our peers in their proxy statements) and those listed as peers by stockholder advisory services. After development of a list of companies, the consultant develops a subset of target peers and reviews public disclosure regarding the business model being pursued by each company. This allows us to assess alignment with our industry and our strategic approach.

Our peer group for 2012 comprised the following firms:

Peer	Status	Description	Client Base	Products	Revenue	MarketCap
					(’000’s)	(’000’s)(1)
MarketAxess Holdings Inc.		Electronic trading platform for the trading of corporate bonds and other fixed income products	Institutional	Fixed Income	$198.2	$1,417.1
BGC Partners, Inc.	Used in 2012	Provides brokerage services to the wholesale financial markets across a broad array of products via voice, hybrid, and fully-electronic solutions.	Institutional	Various	$1,767.0	$922.1
CBOE Holdings, Inc.	Used in 2012	Operation of markets for the trading of listed options contracts as well as futures and options on futures products, integrating electronic trading with traditional trading.	Institutional	Listed options and futures	$512.3	$4,787.6
FX Alliance Inc.	Used partial year 2012	Global provider of electronic foreign exchange trading solutions.	Institutional	FX	—	—
Gain Capital Holdings	Used in 2012	Global provider of on-line trading services specializing in foreign exchange, precious metals, and contracts-for-difference (“CFD”).	Institutional and Retail	FX, Metals, CFD	$151.9	$151.7
GFI Group Inc.	Used in 2012	Provides wholesale brokerage and clearing services, electronic execution and trading support products for global financial markets.	Institutional	Fixed Income and Equity	$924.6	$393.9
Interactive Brokers	Used in 2012	Automated global electronic broker and market maker specializing in routing orders, executing and processing trades in securities, futures, foreign exchange instruments, bonds, and mutual funds.	Institutional	Various	$1,192.5	$689.7
Intercontinental Exchange, Inc.	Used in 2012	Operator of global electronic futures exchanges, over-the-counter markets, derivatives clearing houses, and post-trade services.	Institutional	Various	$1,363.0	$11,331.2
Investment Technology Group, Inc.	Used in 2012	Independent research and execution broker providing institutional liquidity, execution services, analytical tools and proprietary research globally.	Institutional	Equities	$504.4	$391.0
Knight Capital Group, Inc.	Used in 2012	Provides access to capital markets and electronic agency-based trading across multiple asset classes to institutional clients and corporations.	Institutional and Corporate	Various	$736.1	$807.8
MSCI, Inc.	Used in 2012	Global provider of investment decision support tools and analytics across diverse markets, asset classes, geographies, and clients.	Various, including Institutional	Various	$950.1	$3,927.9
SWS Group, Inc.(2)	Used in 2012	Diversified financial services delivering investment banking, commercial banking, and related services to institutional, corporations and individuals. Also provides integrated trade execution, clearing and account processing services.	Various, including Institutional	Various	$353.7	$200.6

(1)	Market Cap as reported on April 8, 2013

(2)	SWS Year-End: June 29, 2012

The 2012 peer group is substantially the same as the 2011 peer group except that the following companies ceased to be members as they no longer file publicly available reports: LaBranche & Co., Inc., optionsXpress

Holdings, Inc. and Tradestation Group, Inc. In addition, in August 2012 FX Alliance Inc. was acquired and terminated its public filings at that time.

Performance Evaluations

Mr. McVey — CEO

In assessing Mr. McVey’s performance, the Compensation Committee credited him with:

•	Leading the Company to achieve record financial performance and outperformance of growth relative to our peer group;

•

Successfully chairing the Board to develop a strategy that focused on organic growth in our core business, resulting in achievement of record levels of trading volume, market share, revenues and operating income;

•	Driving the acquisition of Xtrakter (which closed on February 28, 2013);

•	Creating opportunities for new trading protocols and revenue by developing a suite of open trading initiatives;

•

Serving as an industry leader in response to the enactment of Dodd-Frank, providing thought leadership in regard to rule-making and implementation both within the financial markets as well as with the regulators in Washington, D.C.;

•	Effectively marketing a secondary stock offering and establishing a special dividend thereby creating stockholder value; and

•	Continuing to retain and grow a strong base of well-respected, large public stockholders who are long-term growth investors.

Mr. DeLise — CFO

In determining Mr. DeLise’s 2012 cash incentive compensation, the Compensation Committee and Mr. McVey focused on our corporate financial performance and credited him with:

•

Working closely with our business executives in making favorable immediate and long-term financial decisions, including the analysis regarding revenue synergies and long-term stockholder value creation deriving from the Xtrakter acquisition;

•	Continued improvements in internal and external financial reporting, which resulted in more detailed and accurate forecasts and shorter timetables required for regulatory reporting;

•	Achieving a nonrecurring favorable income tax adjustment related to certain acquired tax loss carryforwards through his work with the U.S. tax authorities;

•	Effectively marketing a secondary stock offering and structuring a special dividend thereby creating stockholder value; and

•	Further strengthening the Company’s relationship with analysts and investors, and providing them with better tools for their analyses.

Mr. Themelis — CIO

As Mr. Themelis and his team are instrumental to our revenue in that they provide unique, stable, world-class technology to the credit markets, he was credited with:

•	Detailed due diligence of Xtrakter’s software applications, and deployment processes and infrastructure;

•	Maintaining a highly stable and reliable trading application with doubled capacity and increased network through-put capabilities;

•	Six major software releases providing significant enhanced functionality to the platform, including new technology for our new open trading protocols; and

•	Increasing operating income from our data and technology services business over 2011 levels.

In addition, Mr. Themelis was credited with working together with the Head of North American Sales in running the day-to-day business for U.S. traded products, including instilling more discipline around metrics and results management, thereby contributing to the Company’s overall growth and record results in 2012.

Pay for Performance Alignment — Realized Compensation

To assess our pay-for-performance alignment, the Compensation Committee and Grahall reviewed all compensation realized (“Realized TDC”) by Mr. McVey relative to our TSR for the three-year period ended December 31, 2011 (the most recent period possible at the time of filing this proxy statement) against our peer group. As the Company has been a top performer in our peer group with regard to TSR for such three-year period, the Compensation Committee and Grahall believe our pay-for-performance program created incentives and delivered rewards that are effective and reasonable to both stockholders and our CEO.

The graph below compares the three year Realized TDC and the Company’s TSR against our current peers for this period on a percentile basis. Alignment is defined as pay and performance being within 25 percentile points. The graph reflects three different zones as defined below. As the Company has been a top performer during this period against the peer group, the Compensation Committee and Grahall believe our pay for performance has exhibited strong and shareholder-favorable alignment over this period.

Relative Performance/Compensation 3 Year TSR (2009-2011)

Additionally, we compare Mr. McVey’s TDC (base salary attributed to each fiscal year, cash and equity award value granted at the end of the same fiscal year, and annual value of any multi-year / retention grants still outstanding at the end of the fiscal year) to the Company’s stock price appreciation and in the context of the Company’s performance versus various indices for the five-year period ended December 31, 2012. Lastly, we also compare Mr. McVey’s TDC against operating income for the same five-year period ended December 31, 2012:

Mr.McVey’s TDC has totaled $4.74 million in fiscal year 2007, $3.89 million in 2008, $4.695 million in 2009, $4.09 million in 2010, $6.087 million in 2011, and $6.0 million in 2012. The Summary Compensation Table in Executive Compensation reflects the full grant value of the retention award granted to Mr. McVey in 2011. As stated above, unlike the rules for the Summary Compensation Table, the Company applies the annual value of any multi-year awards outstanding at the end of the fiscal year to Mr. McVey’s TDC for the same year.

Tally Sheets

In 2012, with the assistance of Grahall, the Compensation Committee continued its use of “tally sheets” in its review of compensation levels for the NEOs. Tally sheets are summary reports, prepared by management with Grahall’s assistance, of historical compensation, financial results and equity holdings for each NEO. Because the Company does not have extensive retirement benefits or other elaborate compensation programs, including perquisites, under which significant value can be accumulated, the primary benefits of using tally sheets are to provide historical perspective regarding the elements of pay for each NEO. The Compensation Committee and Grahall also used tally sheets to conduct sensitivity analysis to assess the value of each NEO’s forfeitable (due to vesting and/or clawback rights) and non-forfeitable equity at different stock prices. In this way, the Compensation Committee’s decisions reflect a more informed perspective regarding prior equity grants and incentive opportunities and consider the retention value of all existing awards as a whole. For further discussion of our equity-based awards, see Long-term Incentives — Equity-based Awards below.

Details of the Company’s compensation structure for our NEOs

Pay Elements — Overview

We utilize four main components of compensation for our NEOs:

•	Base salary that reflects the NEO’s role and responsibilities, experience, expertise and individual performance;

•

Annual cash incentives that are designed to reward attainment of annual corporate financial goals and individual performance, and which fluctuate upward or downward, as appropriate, based on actual individual and corporate performance;

•	Equity incentives that are designed to tie NEO compensation to long-term stockholder value creation; and

•	Other benefits that are provided to all employees, including healthcare benefits, life insurance, retirement savings plans and disability plans.

This mix is typical of pay practice structures in both the financial services market, including the broker-dealer community, and the software development market within which we have historically competed for executive talent.

In addition to the foregoing elements, Mr. McVey is subject to an employment agreement that provides for certain payments and benefits in the event of certain terminations of his employment or a change in control of the Company and our other NEOs are eligible for severance in the event of certain terminations of their employment. See Executive Compensation — Employment agreements and severance arrangements with our named executive officers and Executive Compensation — Potential termination or change in control payments and benefits for additional details.

Pay Mix

While we understand that lower variability in compensation through higher relative base salaries may reduce risk-taking, we believe that appropriate levels of variable compensation tied to corporate results motivates our NEOs and promotes decision-making that is aligned with the goals of our stockholders. A lower base of fixed costs (including base salary) helps us manage expenses and operating income. We also believe that our program design (including the Flex Share program) provides balance among pay components that helps mitigate any incentive to focus on short-term results that could result in increased or inappropriate risk (see Compensation Risk Assessment below). An overview of the elements of pay provided to each NEO can be found below.

All NEOs receive at least 30% of their compensation in equity, which is intended to align their interests with that of stockholders. Mr. McVey receives the highest percentage of equity compensation, given his position as CEO, the market data for total compensation and the Company’s limitations on cash bonuses.

Pay Elements — Details

Base Salary

Consistent with our compensation policy to carefully manage fixed expenses, we do not provide automatic annual salary increases, and we target our NEOs’ base salaries to levels significantly lower than the applicable median base pay levels suggested by the benchmark data. We believe this offers the Company improved cost control, as lower base salaries enable us to better manage fixed compensation costs, reduce benefits costs and increase our emphasis on variable pay, which in turn results in improved alignment between our compensation and our financial performance. Accordingly, the Compensation Committee believes that keeping base salaries below market median is an effective method to reinforce our pay-for-performance philosophy.

For 2012, we targeted the base salaries for our NEOs at approximately the 25th percentile of our market. For 2012, the Compensation Committee determined that to maintain such level, Mr. McVey’s base salary should be increased from $400,000 to $500,000 per year, his first such increase since January 1, 2006. No adjustments were made for 2012 to the base salaries for our other NEOs.

Annual Variable Performance Awards Payable in Cash

We maintain two annual cash incentive performance award plans. Messrs. McVey and Themelis, whose compensation is subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and associated tax exclusions (see Impact of Tax Accounting below), participate in our 2009 Code Section 162(m) Executive Performance Incentive Plan (as amended and restated effective June 7, 2012) (the “Performance Incentive Plan”) which is structured in a manner intended to meet the requirements for awarding “performance-based compensation” under Code Section 162(m). As CFO, Mr. DeLise’s compensation is not subject to Code Section 162(m). Therefore, Mr. DeLise participates with the rest of our employees in the annual cash incentive pool adopted under our 2009 Employee Performance Incentive Plan (the “Employee Plan”), which is substantially similar to the Performance Incentive Plan other than with respect to meeting Code Section 162(m) requirements.

Employee Plan

For the 2012 performance year, the Compensation Committee set a maximum accrual rate for purposes of funding the annual employee cash incentive pool under the Employee Plan (in which Mr. DeLise participates) (the “Employee Incentive Pool”), based on our operating income on a pre-incentive basis, as well as a declining accrual rate that takes effect once the Company meets or exceeds 110% of its operating income goal (the “Variable Accrual”). The Variable Accrual was based on our target financial plan, staffing plans and the aggregate amount needed to pay employees consistent with the median of market data. In 2012, the Variable Accrual was set at 18.94% at plan and decreased by 0.5 percentage point for each 5% of over-achievement after 110% of target performance was achieved (with straight-line interpolation between thresholds) (see Annual Incentive Accrual Rates in the chart below). This was a change from 2011, when the declining accrual rate was 0.5 percentage points for each 10% of over-achievement beginning at 110% of plan. This change supports the Compensation Committee’s long-term objective to improve operating margins by reducing the C&B Ratio as the Company grows its revenues and profits.

The Variable Accrual method strengthens the link to corporate financial performance and further ties NEO and employee compensation to financial results, while insuring that an increasing amount of profits from superior financial performance is realized by our stockholders. We believe that our approach to determining the annual incentive pool accrual rate creates a fair balance among (a) creating appropriate annual performance incentives to retain and reward high performers, (b) expense management, where any incremental cash incentive expense is a direct result of incremental financial out-performance, thereby helping us to meet our ongoing objective of reducing our C&B Ratio, and (c) risk management, where payout percentages decrease when there is over-achievement against target performance, thereby creating less additional incentive for short-term decisions for short-term profit. Given that the Compensation Committee has the ability to apply negative discretion under the Employee Plan and that base salaries are generally positioned significantly lower than the applicable median market base pay levels, in 2012, similar to prior years, accruals were calculated based solely on operating income

(i.e., profitability). Accordingly, there is no additional performance requirement or “hurdle rate” that must be achieved prior to the accrual commencing.

Below is the annual incentive accrual rate set for 2012:

2012 Annual Incentive Accrual Rate
Operating Income	Maximum
Thresholds	Accrual
0 — 110% of plan	18.94%
110 — 115%	18.44%
115 — 120%	17.94%
120 — 125%	17.44%
125 — 130%	16.94%
Every additional 5% increment	-0.5%
Total decline at 120% overachievement	1.0%
Total decline at 150% overachievement	4.0%

For 2012, the Company did not exceed the targeted, pre-incentive, pre-tax operating income goal. Therefore, the Compensation Committee applied negative discretion to reduce the bonuses payable in order to enable the Company to meet its goals for operating income and the C&B Ratio. The final accrual rate for the Employee Incentive Pool equated to 18.37%, which was slightly lower than the targeted rate and resulted in an aggregate Employee Incentive Pool of $19.5 million. Despite record earnings, due to a Variable Accrual rate that was approximately 6 percentage points lower, the Employee Incentive Pool was lower in 2012 than in 2011.

As will be discussed below, Mr. DeLise was awarded a payment of $650,000 under the Employee Plan for 2012.

Performance Incentive Plan

The incentive pool accrual for 2012 under the Performance Incentive Plan, in which Messrs. McVey and Themelis were the only participants (the “2012 Incentive Program”), was set at 15.75% of the corporate Variable Accrual, down from 25% in 2011, with a maximum accrual of $3.938 million (the “NEO Incentive Pool”). The reduction is a result of fewer participants in 2012 than in 2011. There was neither any minimum (guaranteed) accrual under the 2012 Incentive Program, nor any hurdle rate that needed to be satisfied before accrual commenced.

The maximum amount that could be earned from the NEO Incentive Pool by Mr. McVey was 61% of the maximum accrual (approximately $2.4 million) and by Mr. Themelis was 39% of the maximum accrual (approximately $1.54 million). The Compensation Committee believes these maximum levels are appropriate based upon the individual and aggregate data it has reviewed and internal pay level considerations. The actual percentage of the 2012 NEO Incentive Pool that may be earned by a NEO remains subject to the Compensation Committee’s discretion to reduce the actual amount paid to each NEO. Any amount of the NEO Incentive Pool not paid to the NEOs may be used to increase the size of the Employee Incentive Pool.

The Compensation Committee believes limiting cash incentives as a result of the changes to the accrual methodology for the Employee Incentive Pool and the NEO Incentive Pool are consistent with the goal of motivating plan participants without encouraging excessive risk-taking. We believe that our NEOs will be appropriately rewarded by short-term incentives and motivated to adopt a long-term perspective that aligns with their equity holdings and with our stockholders’ outlook. However, the Compensation Committee intends to continue to review the NEO incentive compensation program design for future years.

The table below shows a calculation of the NEO Incentive Pool:

Calendar Year 2012	Financial Results	Variable Accrual(1)	NEO Incentive Pool (15.75% of Variable Accrual)
	(’000’s)	(’000’s)	(’000’s)
Revenues	$198,204
Expenses	$111,518
Operating Income (before taxes)	$86,686
Variable Accrual and NEO Pool		$19,500	$3,071

Limitations by Officer — 2012	Maximum Percentage	Maximum Allowable Based on Results	Actual Paid
		(’000’s)	(’000’s)
CEO	61%	$1,873	$1,800
CIO	39%	$1,198	$1,100
Total		$3,071	$2,900

(1)	The Variable Accrual of $19.5 million reflects 18.37% of our operating income on a pre-incentive basis

As the above table shows, negative discretion was applied to Messrs. McVey’s and Themelis’ payments (a) to be consistent with the fluctuations of the Employee Incentive Pool, (b) as a reflection of the market data and (c) to award a higher value in long-term incentive awards, thereby better aligning NEO pay with stockholder value creation (see Long-term Incentives — Equity-based Awards below).

Set forth below is a comparison of the 2012 and 2011 performance awards paid to the NEOs:

Financial Comparison	2011 Actual	2012 Actual	Year-over-Year Percentage Change
	(’000’s)	(’000’s)
Operating Income	$78,733	$86,686	10.1%
Adjusted EPS	$1.20	$1.41	17.5%

Incentive Payments	2011 Actual	2012 Actual	Year-over-Year Percentage Change
	(’000’s)	(’000’s)
CEO	$2,050	$1,800	-12%
CFO	$700	$650	-7%
CIO	$1,300	$1,100	-15%
Aggregate	$4,050	$3,550	-12%
Bonus Accrual	$19,946	$19,539	-2%

For 2013, the Compensation Committee has adopted a program under the Performance Incentive Plan for Messrs. McVey and Themelis that is structurally similar to the 2012 Incentive Program. The allocation of the pool between Messrs. McVey and Themelis changed slightly, to 62% of the maximum pool funding allocated to Mr. McVey and 38% of the maximum pool funding allocated to Mr. Themelis. This allows for the same percentage change between 2012 actual cash bonus and 2013 targeted cash bonus (at plan) for both NEOs. Under the 2013 NEO Incentive Pool, the accrual at plan would equal $3.15 million, while the maximum accrual is $4.5 million. Messrs. McVey’s and Themelis’ respective maximum bonus opportunities are as follows:

2013 Performance Incentive Plan — At Target	$3,150,000
2013 Performance Incentive Plan — Cap	$4,500,000

Cash Bonus Payments	Allocation	2013 Payments at Target*	2013 Maximum Payments*
		(’000’s)	(’000’s)
CEO	62%	$1,953	$2,790
CIO	38%	$1,197	$1,710

*	Compensation Committee retains downward discretion

Long-term Incentives — Equity-based Awards

The Compensation Committee regularly evaluates the use of equity-based awards and intends to continue to use such awards as part of designing and administering the Company’s compensation program. Equity awards are generally granted to our NEOs annually and at the time of hire. Our policy is to grant all our annual equity awards on January 15 (or the preceding business day if January 15 is not a business day). This insures that the timing of any option grants and the setting of the exercise price, which is the closing price per share of our Common Stock on the NASDAQ Stock Market on the date of grant (“Stock Price”), will not be subject to manipulation.

The expected value of the annual equity awards to each NEO and grants to new executive officers is approved by the Compensation Committee prior to grant and is part of the process in determining TDC for each NEO. The actual grant amount (i.e., number of shares or options) is then approved by the Compensation Committee on or before the grant date. The average closing price of our Common Stock for the ten business days leading up to and including January 15 (or the preceding business day if January 15 is not a business day) is used to convert the compensation equity value to shares. This average pricing methodology smoothes out any significant swings in the Stock Price during the first business days of the new year.

In 2012, for performance in 2011, our NEOs were awarded equity-based awards in the form of restricted stock units (“RSUs”) settled in shares of our Common Stock and performance shares. The awards serve as a retention and long-term reward tool, helping to balance short-term cash incentive payments. For Mr. McVey, the value of equity awards granted in 2012 was determined after considering a value of $625,000 that reflected a portion of the annualized retention grants made to him in January 2011 in consideration for his entering into a new employment agreement. Equity awards permit the Compensation Committee to increase retention of key executives because a NEO only profits if he continues his employment with the Company and satisfies the award’s applicable vesting period. Ultimately, the executive maximizes the value realized from the award when the Company’s share price increases and loses relative value when the Company’s share price declines, providing alignment with the Company’s stockholders.

Flex Share Program

Equity awards are made pursuant to our “Flex Share” program that permits our NEOs to have input into the composition of their equity compensation, subject to a general framework and limitations imposed by the Compensation Committee. The Compensation Committee believes that the Flex Share program allows the Company to deliver more individualized awards with greater perceived value to the NEOs without incurring additional expense or accounting cost to the Company. In 2012, for performance year 2011, minimums for annual grants were set at 35% for performance awards (up to 50%) and 50% of the remaining award value for RSUs. NEOs could also have chosen to receive the balance of their award in RSUs or stock options (at a ratio of one RSU to 2.3 stock options, such ratio set to equal the relative accounting cost of each award component). All NEOs elected to be awarded 35% of their award as performance shares, with the balance received as RSUs.

For 2012, the Compensation Committee required that at least 50% of each NEO’s remaining equity award (after the performance share allocation) be designated in RSUs to increase the retention nature of the NEOs’ current equity holdings. The Compensation Committee also believes that RSUs promote a more balanced risk/reward profile than stock options which, research suggests, may promote excessive risk-taking in search of potential short-term results at the expense of long-term price appreciation. Due to their retentive nature, RSUs were awarded to Mr. DeLise for his multi-year retention grant (see discussion below).

The settlement of RSUs may be deferred, which provides an added benefit of allowing the NEO to maintain additional upside leverage in our shares of Common Stock through delayed taxation. Generally, deferring RSUs has no impact on the vesting of the RSUs, except that the initial vesting date for an RSU deferred in the year of grant must occur at least 13 months after the grant date in accordance with Section 409A of the Code. For the 2012 RSU grant, Mr. McVey elected to defer the settlement of his full award.

Under the Flex Share program, our NEOs received the following number of shares on January 13, 2012:

	Total Value Granted	Percentage Allocated as Performance Shares	Units	Percentage Allocated as RSUs	Units
CEO	$2,300,000	35%	26,178	65%	48,616
CFO(1)	$150,000	35%	1,707	65%	3,171
CFO(2)	$100,000	0%	0	100%	32,520
CIO	$500,000	35%	5,691	65%	10,569

(1)	annual grant

(2)	retention grant (see discussion below)

Our performance share award agreements provide for the grant of a target number of performance shares (further detailed below) that are earned based on our achievement, during the applicable performance period, of a level of pre-tax operating income per share of our Common Stock before payment of (a) cash incentives for performance during the performance period and (b) expenses incurred in connection with the grant of all performance share awards for the performance period. For each performance share earned (possible outcomes ranging from 0% to 150% of target), a participant receives one share of restricted stock that vests in equal 50% installments on each of the second and third anniversaries of the original performance share grant date. Certain portions of the performance shares or the restricted stock may also vest upon certain terminations of a participant’s employment, or after the occurrence of a qualifying change in control.

As discussed above, Code Section 162(m) does not allow the Company to take a tax deduction for compensation in excess of $1 million per year paid to the chief executive officer and certain other NEOs unless it is performance-based. Code Section 162(m) defines performance-based awards as based upon performance goals that have been approved by stockholders. Stockholder approval (or re-approval) of these performance goals is required at least every five years. The performance goals for performance-based awards under the 2004 Stock Incentive Plan had last been approved by stockholders in 2006 and expired at the Company’s 2011 Annual Meeting. In January 2012, we determined that the performance awards granted to Messrs. McVey and Themelis should continue to qualify for the performance-based exception under Code Section 162(m). Accordingly, in lieu of performance share awards under the 2004 Stock Incentive Plan, on February 15, 2012, Messrs. McVey and Themelis were granted performance awards under the Performance Incentive Plan, under which the performance goals were still in effect. These performance awards were structured to provide Messrs. McVey and Themelis with the same equity value at the end of the performance period as they would have received had they been granted the performance share awards in January 2012 under the 2004 Stock Incentive Plan, including vesting of any restricted shares received 50% on January 15, 2014 and 50% on January 15, 2015. Solely for measurement purposes, the target cash award granted under the Performance Incentive Plan was deemed invested during fiscal year 2012 in a number of shares of the Company’s Common Stock (“Measurement Shares”) equal in value to the amount of the target cash award using the ten-day average closing price of the Common Stock on January 13, 2012. On December 31, 2012, the value of the cash award was adjusted to an amount equal to the value of the Measurement Shares on that day. This adjusted value was then measured against the level of achievement of the performance goal (which is the same goal as under the performance shares (detailed below)) to determine the value of the earned award. The value of the award was then converted into a number of restricted shares of Common Stock granted as “Other Stock-Based Awards” under the 2012 Stock Incentive Plan. All other terms of the performance awards are the same as the applicable form of performance share award. The accounting expense to the Company of the performance awards is slightly higher than if Messrs. McVey and Themelis would have been granted performance share awards on January 13, 2012 due to the increase in the Company’s stock price between January 13, 2012 and the closing price on February 15, 2012, the grant date of the new awards.

An aggregate of 33,576 performance shares and performance awards were granted to the NEOs at target in January 2012. The target performance metric under these awards was the Company’s achievement during 2012 of pre-tax operating income of $2.91 per share of the Company’s Common Stock before payment of (a) cash incentives for performance during 2012 and (b) expenses incurred in connection with the grant of all performance share awards for performance in 2012, based on the Board-approved 2012 financial plan of the Company. The actual amount that could be earned was based on the level of our achievement of the performance goal during 2012, as follows:

Achievement (percentage of target pre-tax operating income)	Less than 80%	Minimum 80%	Target 100%	Maximum 130% or More
Payout (percentage of shares)	0%	50%	100%	150%

The 130% achievement rate for maximum payout exceeded the 120% achievement rate set for prior years. By raising the target, we require better financial performance than in previous years, which results in higher stockholder returns and strengthens the alignment of the NEO awards with stockholder returns. Payout results are interpolated on a straight-line basis between actual performance and target performance and maximum payouts are capped at 150% of target. If the minimum threshold performance level is not achieved, no portion of the performance share awards will be earned.

Performance for calendar year 2012 under the performance awards was 97% of the established target (actual EPS on a pre-bonus expense and pre-performance share expense basis was $2.82, versus targeted EPS of $2.91); therefore, the performance awards settled at 92.5% achievement (see below for details regarding payout levels). This resulted in the conversion of the performance awards to 31,058 shares of restricted stock awarded to the NEOs. These shares vest in two equal annual installments on January 15, 2014 and January 15, 2015.

	Performance Share Grant made Jan 13, 2012	Value on Date of Grant (1)	Settlement of Performance Shares on Feb 11, 2013	Value of Grant on Date of Settlement(2)
CEO	26,178	$802,094	24,215	$915,314
CFO	1,707	$52,302	1,579	$59,685
CIO	5,691	$174,372	5,264	$198,986

(1)	Based on the closing price on January 13, 2012 (Grant Date) of $30.64

(2)	Based on the closing price on February 11, 2013 (Settlement Date) of $37.80

Despite a reduction in shares awarded, NEOs realized a higher value on the settlement date than on the grant date as a result of the increase in the price of our Common Stock.

In addition to his annual grant, on January 13, 2012 the Compensation Committee awarded Mr. DeLise a five-year retention grant valued at $1 million consisting of 32,520 RSUs (half of which he chose to defer for five years from the applicable settlement date). The RSUs will vest in five equal installments commencing on February 13, 2013 and thereafter on January 15th of each year beginning in 2014 and ending in 2017. Twenty percent of the value of the award will be attributed to each year of service beginning after year-end 2011 and will reduce the amount of any annual equity award that he may be eligible to receive such years. The retention grant was awarded to Mr. DeLise in recognition of his consistently exceeding expectations in regard to performance and relatively low equity holdings when compared to chief financial officers in our peer group, and our own retention goals.

For more information regarding the specific equity awards that were granted to the NEOs in fiscal 2012, see below under Grants of plan-based awards. The Compensation Committee will continue to evaluate the mix of performance shares, RSUs, stock options and other stock-based awards to align rewards for personal performance with stockholder value creation.

2013 Grants for 2012 Performance

In 2013, for performance in 2012, the value of Mr. McVey’s equity awards was determined after considering a value of $1.25 million that reflected a portion of the annualized retention grants made to him in January 2011 in consideration for his entering into a new employment agreement. For Mr. DeLise, the value of equity awards granted in 2013 was determined after considering a value of $200,000, which reflected a portion of the annualized five-year retention grant made to him in January 2012 (see discussion above).

In 2013, under the Flex Share program, minimums were set at 35% for performance awards (up to 50%) and 50% of the remaining award value for RSUs. NEOs could also have chosen to receive the balance of their award in RSUs or stock options (at a ratio of one RSU to 2.2 stock options). All NEOs elected to be awarded 35% of their award as performance shares, with the balance received as RSUs.

Under the Flex Share program, our NEOs received the following number of shares on January 15, 2013:

	Total Value Granted	Percentage Allocated as Performance Shares	Units	Percentage Allocated as RSUs	Units
CEO	$2,450,000	35%	24,167	65%	44,882
CFO	$250,000	35%	2,466	65%	4,580
CIO	$700,000	35%	6,905	65%	12,823

Total Direct Compensation (TDC)

Despite the record year and the increase in operating income, after reviewing benchmark data and in consideration of our C&B Ratio targets, the Compensation Committee did not increase NEO TDC levels commensurate with the Company’s financial performance. A summary of the mix of 2012 TDC, financial results and market data follows:

Financial Comparison	2011 Actual	2012 Actual	Year-over-Year Percentage Change
Operating Income	$78,733,000	$86,686,000	10%
EPS	$1.20	$1.41	17.5%

	Base Salary		Bonus	Total Cash		Equity		TDC
	Actual	Market Positioning	Actual	Actual	Market Positioning	Equity Value Granted(1)	Residual Multi- Year Value(2)	2012	Market Positioning	2011	Change 2012 vs. 2011
	(’000’s)		(’000’s)	(’000’s)		(’000’s)	(’000’s)	(’000’s)		(’000’s)
CEO	$500	Below 25th	$1,800	$2,300	Between Median and 75th	$2,450	$1,250	$6,000	Between Median and 75th	$6,000	0%
CFO	$300	Below 25th	$650	$950	Between Median and 75th	$250	$200	$1,400	Between Median and 75th	$1,300	8%
CIO	$300	Below 25th	$1,100	$1,400	Above 75th	$700	$0	$2,100	At 75th	$2,075	1%

(1)	Equity value granted on January 15, 2013 for 2012 performance

(2)	See discussion in regards to CEO and CFO retention awards granted in January 2011 and January 2012, respectively

In the last two years, Mr.Themelis has been paid above the 75th percentile in recognition of his responsibility of running the day-to-day business for U.S. traded products together with the Head of North American Sales.

Stock Ownership Guidelines

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, we maintain stock ownership guidelines for our NEOs that were last revised on October 23, 2012. Generally, under the guidelines Mr. McVey is required to own not less than a number of shares of Common Stock equal to six times his base salary using a value of the average price of the Common Stock for the ten days up to and including October 23, 2012. The other NEOs are required to own not less than three times their base salary as in effect on such date. Newly-appointed executives will be subject to the same guidelines and will be required to be in compliance within five years of commencement of service. Under our ownership guidelines, shares purchased and held beneficially, vested and unvested RSUs and restricted shares and settled performance shares count toward the minimum ownership requirement. Vested and unvested options and unsettled performance shares are not counted toward the ownership requirement. Compliance with the stock ownership guidelines is reviewed by our Nominating and Corporate Governance Committee (the “Governance

Committee”) every three years or more often at the discretion of the Board of Directors or Governance Committee. All of our NEOs are currently in compliance with the guidelines.

Incentive Compensation Claw-Back

Beginning in 2010, we implemented a claw-back provision that allows the Company to recoup all or part of the year-end incentive paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31st of the respective performance year. The claw-back is structured so that funds that were accrued under the Employee Incentive Pool or NEO Incentive Pool as a result of a misstatement of financial results may be recaptured by the Company. In addition, included in Mr. McVey’s employment agreement is our right to recapture all compensation paid, whether in the form of cash, Common Stock or any other form of property, to the extent required by Dodd-Frank and the Remuneration Code published by the U.K. Financial Conduct Authority (formerly the Financial Services Authority).

Disclosure of Employee Hedging

NEOs and all other employees are prohibited from using the Company’s stock for hedging purposes. The most readily available and complete hedge is shorting the stock, which is expressly prohibited under the Company’s Insider Trading Policy. All employees (including NEOs) are subject to this policy.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S., key benefits include paid vacation; premiums paid for life insurance and short-term and long-term disability policies; a matching contribution to the NEO’s 401(k) plan account; and the payment of 80% of the NEO’s healthcare premiums. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive awards based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and Change in Control Arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We entered into an employment agreement with Mr. McVey that provides for severance payments and benefits in the event of the termination of his employment under certain circumstances. In addition, the terms of our annual equity grant award agreements with Mr. McVey provide for accelerated vesting of his equity awards in the event of termination of his employment under certain circumstances or upon a change in control of the Company. While retention grants also accelerate upon certain terminations of employment after a qualifying change in control event, accelerated vesting is limited to 24 months, as the Compensation Committee did not feel it necessary to provide full acceleration of the retention grants. The other NEOs are entitled to severance payments and benefits in the event of termination of their employment under certain circumstances pursuant to the terms of the MarketAxess Severance Pay Plan.

While Mr. McVey’s employment agreement is designed to protect him in the event of a change in control, it does not provide for “single-trigger” protection, nor does the Company provide any 280G protection for excise taxes that may be imposed under Code Section 4999 other than providing that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, RSUs and performance shares, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. Exceptions include qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Compensation Committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the

Board of Directors:

John Steinhardt — Chair

Steven L. Begleiter

Ronald M. Hersch

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Our independent compensation consultant, Grahall, annually reviews and presents compensation recommendations for our NEOs and certain other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by Mr. McVey (excluding for himself) in conjunction with Grahall for our senior management team. In addition to providing market data for our NEOs, in 2012 Grahall provided market data for the following positions comprising the senior management team (each, a “Senior Manager” and collectively “Senior Management”):

•	General Counsel

•	Head of Human Resources

•	Interim Head of MarketAxess Europe / Credit and Risk Officer

•	Head of MarketAxess Europe Sales

•	Head of North American Sales

•	Head of Marketing and Communications

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for Senior Management are reviewed by the Compensation Committee and factor into the Compensation Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than Mr. McVey). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•

Use of long-term incentives — A meaningful portion of the equity compensation received by our NEOs and Senior Managers vests over a three-year or longer period. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance that decreases our stock price negatively impacts the senior management team and our stockholders alike.

•

Detrimental Activity Clause — Each equity award made by the Company is done so pursuant to a written agreement that contains a clause prohibiting certain activities that are detrimental to the Company. Pursuant to this clause, detrimental activity by an equity award recipient can result in the Company’s enforcement of a claw-back of equity granted to that employee.

•

Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our stock, and when the stock price declines, executives will lose value as stockholders do. As a significant portion of each NEO’s compensation is awarded in equity, we believe the stock ownership guidelines motivate the NEOs to align personal performance and decision-making with stockholder value creation and improvement of our financial results on a long-term basis. Other Senior Managers generally have the same portion of TDC allocated to equity as the NEOs.

•

Performance shares — To realize value on their annual grant of performance shares, Senior Managers and NEOs must satisfy performance criteria, and then hold the performance shares until they are fully vested. For performance shares granted in and following 2009, 50% of the shares ultimately earned are not available until the second anniversary of the grant date and the other 50% of the shares ultimately earned are not available until the third anniversary of the grant date (in each case, absent a termination event after a qualifying change in control). This additional holding period requires NEOs and Senior Managers to remain employed with the Company and exposes the shares to additional market risk during the holding period, thus aligning their interests with those of our stockholders.

•

Claw-backs for restatements — Beginning in 2010, the Compensation Committee implemented a claw-back policy regarding cash incentives for our NEOs. The claw-back provides that if our financial results were restated within 12 months of December 31st of the respective performance year — whether through mistake or wrongdoing — the Company has the legal right to recapture an appropriate portion of any bonuses paid. This claw-back policy was based upon, but exceeded the requirements of, the model presented in the Sarbanes Oxley Act of 2002. In addition, Mr. McVey’s employment agreement includes the Company’s right to recapture all compensation paid to him, whether in the form of cash, the Company’s Common Stock or any other form of property, as required by Dodd-Frank and the Remuneration Code published by the Financial Conduct Authority (formerly the U.K. Financial Services Authority).

•

Limited maximum opportunity — Additionally, our annual incentive pool for executives is capped and we have implemented a decreasing accrual rate for the incentive pool and our Employee Plan. This reduces the likelihood of the NEOs and Senior Managers taking unnecessary risk for short-term gains.

Other Employees

Our Risk Committee is comprised of department heads and other managers and assesses our business strategies and plans to insure that the appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee and the Board of Directors.

Conclusion

Based on our internal analysis and the controls that are in place, the Compensation Committee, the Risk Committee and the Audit Committee believe that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during fiscal years 2010, 2011 and 2012 by our (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) Chief Information Officer. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)(2)	Total ($)
Richard M. McVey	2012	500,000	—	2,351,000	—	1,800,000	7,000	4,658,000
Chief Executive Officer	2011	400,000	—	4,673,930	2,499,552	2,050,000	7,000	9,630,481
	2010	400,000	—	2,054,145	—	1,650,000	7,000	4,111,145
Antonio L. DeLise	2012	300,000	—	1,145,875	—	650,000	7,000	2,102,875
Chief Financial Officer	2011	241,667	—	314,394	—	700,000	7,000	1,263,061
	2010	200,000	—	199,917	—	500,000	7,000	906,917
Nicholas Themelis	2012	300,000	—	505,149	—	1,100,000	7,000	1,912,149
Chief Information Officer	2011	270,833	40,000	576,410	—	1,260,000	7,000	2,154,243
	2010	250,000	—	549,765	—	1,000,000	7,000	1,806,765

(1)	The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2010, 2011 and 2012, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers. For 2011, these amounts reflect the retention grants made to Mr. McVey for which a portion will be annualized over a four year period and will reduce the size of any annual awards that will be made to him during such period as discussed above under “Compensation Discussion and Analysis — Long Term Incentives — Equity-based Awards.”

(2)	These benefits represent employer matching contributions to the Company’s 401(k) defined contribution plan.

Grants of plan-based awards

The following table summarizes the grants of performance shares, performance awards and restricted stock units we made to the named executive officers in 2012 as well as potential payouts pursuant to certain performance-based compensation arrangements. There can be no assurance that the grant date fair value of stock awards will ever be realized.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M . McVey	1/13/2012	1/13/2012	1,916,312	—	—	—	—	—	—	—
	1/13/2012	1/13/2012	—	—	—	—	48,616	—	—	1,548,906
	2/15/2012	2/15/2012	—	13,089	26,178	39,267	—	—	—	802,094
Antonio L. DeLise	1/13/2012	1/13/2012	—	854	1,707	2,561	—	—	—	52,302
	1/13/2012	1/13/2012	—	—	—	—	35,691	—	—	1,093,572
Nicholas Themelis	1/13/2012	1/13/2012	1,225,183	—	—	—	—	—	—	—
	1/13/2012	1/13/2012	—	—	—	—	10,569	—	—	323,834
	2/15/2012	2/15/2012	—	2,846	5,691	8,537	—	—	—	181,315

(1)	Represents the grant of an award pursuant to the Performance Incentive Plan for the 2012 performance period. As such awards do not have a threshold or maximum payout, the amounts disclosed in the table reflect the amounts that would have been payable to Messrs. McVey and Themelis if the award had been in effect during the 2011 performance period.

(2)	Reflects the number of performance shares or performance awards that would vest based on the level of achievement by the Company of pre-tax operating income targets for the 2012 calendar year performance period. For each performance share or performance award earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share or performance award. For 2012, the pay-out achievement of the performance shares and performance awards was 92.5% of target.

(3)	Restricted stock units vest in three equal annual installments beginning on the first anniversary date of the grant, except that 32,520 of the restricted stock units granted to Mr. DeLise vest in five equal annual installments which began on February 13, 2013 and thereafter will vest on January 15 of 2014 through 2017.

(4)	The value of a performance share, performance award or restricted stock unit is based on the fair value of such award, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options and shares of restricted stock and restricted stock units that had not vested and related information for each of our named executive officers as of December 31, 2012. The market value of restricted stock awards and restricted stock units is based on the closing price of the Company’s Common Stock on December 31, 2012 of $35.30.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard M. McVey	25,000	—	15.60	1/6/2015	341,265	12,046,655
	150,000	—	12.96	1/12/2017
	287,000	—	10.93	1/15/2018
	27,496	192,473	21.56	1/19/2021
Antonio L. DeLise	75,000	—	9.95	8/1/2016	55,233	1,949,725
Nicholas Themelis	2,538	—	15.60	1/6/2015	50,671	1,788,686
	8,646	—	11.18	1/9/2016
	28,880	—	12.96	1/12/2017
	35,850	—	10.93	1/15/2018

(1)	25% of the “unexercisable” options shown for Mr. McVey vested on January 15, 2013 and the remaining options will vest 25% on each of January 15, 2014 and 2015, and 12.5% on January 15, 2016, subject to his continued employment through the vesting date. The stock options will also vest and become exercisable in the event of certain terminations of his employment. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)	Each share of restricted stock and each restricted stock unit represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Shares of restricted stock and restricted stock units vest in three substantially equal annual installments commencing on the first anniversary of the date of grant, except that (i) of the 119,565 restricted stock units granted to Mr. McVey on January 19, 2011, 12.5% vested on February 19, 2012, 25% vested on January 15, 2013 and the remaining restricted stock units will vest 25% on each of January 15, 2014 and 2015, and 12.5% on January 15, 2016, (ii) of 32,520 of the restricted stock units granted to Mr. DeLise on January 13, 2012, 20% vested on February 13, 2013 and the remaining restricted stock units will vest in four equal annual installments beginning on the second anniversary of the grant date, (iii) of the 67,961 restricted stock units granted to Mr. McVey dated January 14, 2011, 34% vested February 15, 2012, 33% vested January 15, 2013 and 33% will vest January 15, 2014 and of the 48,616 restricted stock units granted on January 13, 2012, one third vested on February 15, 2013 and the remainder will vest equally on January 15, 2014 and 2015, and (iv) shares of restricted stock received as a result of achievement of targets related to the 2010, 2011 and 2012 performance shares awards will vest in two equal installments on each of the second and third anniversaries of the original grant date. Generally, vesting is subject to the NEOs continued employment through the vesting date, except that shares of restricted stock and restricted stock units will vest in the event of certain terminations of employment and in certain circumstances may vest upon a change in control. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard M. McVey	1,007,037	30,956,617	158,897	4,868,604
Antonio L. DeLise	—	—	19,657	602,290
Nicholas Themelis	137,462	2,396,202	54,262	1,662,588

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.

(2)	Value realized represents the market value on the date of vesting.

Nonqualified Deferred Compensation

The following table sets forth information with respect to vested RSUs held by Mr. McVey as of December 31, 2012, for which he has elected to defer the delivery of the underlying shares until the earlier of (i) his separation of service (within the meaning of Code Section 409A), subject to the six-month delay required under Code Section 409A, (ii) a change of control of the Company and (iii) the calendar year in which the fifth anniversary following vesting occurs. Mr. McVey was eligible to elect to defer the settlement of the RSUs awarded in whole or in part (see Long-term incentives — Equity-based Awards above).

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Richard M. McVey	1,232,878	0	190,229	0	1,423,107

(1)	Reflects the market value of the Common Stock underlying 23,107 and 14,946 RSUs that vested on February 15, 2012 and February 19, 2012, respectively, based on the closing price of our Common Stock on such dates of $31.86 and $32.32, respectively. In addition, it includes the value as of such dates of amounts accrued and unpaid under a dividend equivalent right in 2011, which amounts are equal to any ordinary cash dividends paid the holders of our Common Stock in 2011. Such amounts will be paid at the same time the applicable RSU is paid. The amount reported as “Executive Contributions” is not reflected in the Summary Compensation Table for fiscal 2012 as such RSUs were granted in fiscal 2011 and are reflected in the “Stock Awards” column of the Summary Compensation Table for such year. In accordance with SEC rules, the grant date value of the RSUs was determined under FASB ASC Topic 718, which amount included the value of the right to receive dividends.

(2)	Aggregate Earnings with respect to vested and undelivered RSUs includes changes in the market value of the shares of Common Stock underlying the RSUs based on the closing price of our Common Stock on December 31, 2012 of $35.30. In addition, it includes the value of amounts accrued under a dividend equivalent right in 2012 that were unpaid as of December 31, 2012, which amounts are equal to any ordinary cash dividends paid the holders of our Common Stock in 2012. Such amounts will be paid at the same time the applicable RSU is paid.

(3)	The vested and undelivered RSUs were previously reported in the “Stock Awards” column of the Summary Compensation Table for fiscal year 2011. In accordance with SEC rules, the grant date value of the RSUs was determined under FASB ASC Topic 718, which amount included the value of the right to receive dividends. The value of the Aggregate Balance at Last Fiscal Year End for the RSUs were determined by multiplying the number of RSUs by $35.30, the closing price per share of our Common Stock on December 31, 2012, plus the value of accrued but unpaid dividend equivalents.

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

On January 19, 2011, effective February 1, 2011, Mr. McVey and the Company entered into an amended and restated employment agreement (the “CEO Employment Agreement”) providing for an initial four-year term with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term.

The CEO Employment Agreement provides that Mr. McVey will be employed by us as Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the CEO Employment Agreement is $500,000 per year.

Under the CEO Employment Agreement, Mr. McVey is eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as in effect from time to time and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with other senior management of the Company.

The CEO Employment Agreement provides for severance payments and benefits (subject to Mr. McVey’s execution of a waiver and general release) if Mr. McVey’s employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

The CEO Employment Agreement provides that any award gains and annual incentive awards received by Mr. McVey will be subject to potential claw-back under policies adopted by Company to comply with applicable law, rules or other regulatory requirements.

For purposes of the CEO Employment Agreement, “Cause” generally means Mr. McVey’s:

•	willful misconduct or gross negligence in the performance of his duties;

•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates, or any felony; or

•	material breach of his employment agreement or any other material written agreement with us.

For purposes of the CEO Employment Agreement, “Good Reason” generally means:

•

Mr. McVey’s no longer holding the title of Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•

a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position (other than as a result of his ceasing to be a director);

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•

our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

For purposes of the CEO Employment Agreement, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•

a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•

our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•

our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

Severance Pay Plan

Messrs. DeLise and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. The Severance Plan provides for up to 24 weeks of continued base salary and continued healthcare coverage based on the number of years of an employee’s consecutive service with us prior to termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

As of December 31, 2012, the following executives were entitled to the severance payments if terminated by the Company without Cause:

Executive	Years of Service	Severance Entitlement*
DeLise	6	24 weeks
Themelis	8	24 weeks

*	Represents continued base salary and healthcare coverage

Proprietary Information and Non-Competition Agreements

Each of the NEOs has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO, and six months thereafter for the CFO and CIO, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our nonclerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Potential termination or change in control payments and benefits

Mr. McVey is entitled to certain payments and benefits pursuant to his employment agreement and other agreements entered into between us and him upon a termination of his employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. Themelis and DeLise do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2012. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2012 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $35.30, the closing price on December 31, 2012. In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the NEOs for 2012, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

Payments and Benefits for Mr. McVey

	Base Salary (1)($)	Bonus(2) ($)	Health Benefits(3) ($)	Restricted Stock Acceleration(4)(5) ($)	Performance Award Acceleration(6) ($)	Stock Option Acceleration(7) ($)	Restricted Stock Unit Acceleration(8)(9) ($)	Payment Reduction(10) ($)	Total ($)
Termination Without Cause or for Good Reason Outside a Change in Control Protection Period (“CCPP”)	1,000,000	3,666,667	23,081	1,855,403	427,395	755,594	1,055,152	—	8,783,292
Termination Without Cause, for Good Reason, Death or by the Company due to Disability, during a CCPP, but prior to a Change in Control	1,000,000	3,666,667	23,081	1,855,403	854,790	1,511,187	2,110,340	—	11,021,468
Termination Without Cause, for Good Reason, Death or by the Company due to Disability, upon or within 18 months following a Change in Control	1,000,000	3,666,667	23,081	3,710,842	854,790	1,511,188	2,110,340	—	12,876,908
Award is not continued, assumed or has no new rights substituted upon a Change in Control (no termination)	—	—	—	3,710,842	854,790	—	3,299,526	—	7,865,159
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death, or by the Company due to Disability, outside of CCPP	500,000	1,833,333	15,387	3,710,842	854,790	1,322,290	3,496,306	—	11,732,948

(1)	The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 24 months following termination if (i) his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his death, his voluntary resignation without Good Reason (including due to his providing a notice of non-extension of the term of the agreement at least 90 days prior to the end of the term (a “Non-Extension Notice”)), due to our providing a Non-Extension Notice, or by us for as a result of his having a disability or for Cause (an “Enhanced Non-Change in Control Termination”), or (ii) he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason (including due to his providing a Non-Extension Notice), or by us for Cause, in any case, within three months prior to a “change in control event” within the meaning of Section 409A of the Code, or within 18 months after a Change in Control as defined in the agreement (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”).

The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 12 months following termination if his employment is terminated outside of a Change in Control Protection Period due to his death, due to our providing a Non-Extension Notice, or by us for as a result of his having a disability (a “Standard Non-Change in Control Termination”).

(2)	The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to two times his average annual cash bonus for the three years prior to termination (payable in 24 equal monthly installments) in the event of an Enhanced Non-Change in Control Termination or a Change in Control Termination.

The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments) in the event of a Standard Non-Change in Control Termination.

(3)	The CEO Employment Agreement provides that we will pay the cost of continuation health coverage for up to 18 months following an Enhanced Non-Change in Control Termination or a Change in Control Termination.

The CEO Employment Agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Standard Non-Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. McVey made as of January 15, 2010:

•	all unvested restricted shares will fully vest upon his death or disability;

•	subject to the next bullet, 17,968 restricted shares will fully vest if we terminate his employment without Cause or he resigns for Good Reason; and

•	all unvested restricted shares will fully vest if we terminate his employment without Cause within 24 months following a Change in Control.

(5)	Pursuant to the Performance Share Agreements between us and Mr. McVey dated January 15, 2010 and January 31, 2011:

•	all unvested shares of restricted stock granted to Mr. McVey upon settlement of his performance shares (the “McVey Settlement Shares”) will fully vest upon his death or disability;

•	in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested McVey Settlement Shares will fully vest; and

•

in the event of a Change in Control within three months following Mr. McVey’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McVey Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested McVey Settlement Shares will fully vest. The table above assumes that the McVey Settlement Shares would have become fully vested upon a Change in Control.

(6)	Pursuant to the Performance Award Agreement between us and Mr. McVey dated February 15, 2012:

•

in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2013) (the “Settlement Date”), then he would have been entitled to receive 100% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date;

•

in the event of termination of employment without Cause or for Good Reason prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date; and

•

the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McVey the number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(7)	Pursuant to the Stock Option Agreement between us and Mr. McVey dated January 19, 2011:

•	in the event of termination of employment due to death or disability 50% of the unvested portion of the option will become fully vested and exercisable;

•

in the event of termination of employment without Cause or for Good Reason (i) outside of a CCPP, any portion of the option that would have become vested in the 12 month period following such termination will become fully vested and exercisable and (ii) during a CCPP, any portion of the option that would have become vested in the 24 month period following such termination will become fully vested and exercisable; and

•

in the event of termination of employment as a result of our providing a Non-Extension Notice under his employment agreement, the unvested portion of the option will continue to vest following such termination as if such termination had not occurred.

(8)	If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. McVey under the Restricted Stock Unit Agreements between us and him dated January 14, 2011 and January 13, 2012 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control 100% of the restricted stock units granted to Mr. McVey will vest. Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(9)	Pursuant to the Restricted Stock Unit Agreement between us and Mr. McVey dated January 19, 2011:

•	in the event of termination of employment due to death or disability 50% of the unvested RSUs will become immediately vested;

•

in the event of termination of employment without Cause or for Good Reason, (i) outside of a CCPP, any portion of the RSUs that would have become vested in the 12 month period following such termination will become immediately vested and (ii) during a CCPP, any portion of the RSUs that would have become vested in the 24 month period following such termination will become immediately vested; and

•

in the event of termination of employment as a result of our providing a Non-Extension Notice under his employment agreement, the unvested portion of the RSUs will continue to vest following such termination as if such termination had not occurred.

(10)	Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. DeLise

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3)(4) ($)	Performance Share Acceleration(5) ($)	Restricted Stock Unit Acceleration(6) ($)	Total ($)
Termination Without Cause	138,462	10,789	—	—	—	149,250
Termination Without Cause within 24 months following a Change in Control	138,462	10,789	449,934	55,739	—	654,923
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	334,715	55,739	1,499,791	1,890,244
Death/Disability	—	—	224,967	27,869	749,896	1,002,732

(1)	In accordance with the Severance Plan, Mr. DeLise is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.
(2)	In accordance with the Severance Plan, Mr. DeLise is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.
(3)	Pursuant to the Restricted Stock Agreements between us and Mr. DeLise made as of January 15, 2010:

•

all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the 2004 Stock Incentive Plan); and

•	50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreements between us and Mr. DeLise dated January 15, 2010 and January 28, 2011:

•	50% of the unvested shares of restricted stock granted to Mr. DeLise upon settlement of his performance shares (the “DeLise Settlement Shares”) will fully vest upon his death or disability;

•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the DeLise Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested DeLise Settlement Shares will fully vest. The table above assumes that the DeLise Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Share Agreement between us and Mr. DeLise dated January 13, 2011, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2013) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. DeLise the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control based on actual performance.

(6)	If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. DeLise under the Restricted Stock Unit Agreements between us and him dated January 14, 2011 and January 13, 2012 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control 100% of the restricted stock units granted to Mr. DeLise will vest. Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

Payments and Benefits for Mr. Themelis

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3)(4) ($)	Performance Share Acceleration(5) ($)	Restricted Stock Unit Acceleration(6) ($)	Total ($)
Termination Without Cause	138,462	10,789	—	—	—	149,250
Termination Without Cause within 24 months following a Change in Control	138,462	10,789	975,798	185,819	—	1,310,867
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	613,655	185,819	812,888	1,612,363
Death/Disability	—	—	487,899	92,910	406,444	987,253

(1)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. Themelis made as of January 15, 2010:

•

all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the 2004 Stock Incentive Plan); and

•	50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreements between us and Mr. Themelis dated January 15, 2010 and January 28, 2011:

•	50% of the unvested shares of restricted stock granted to Mr. Themelis upon settlement of his performance shares (the “Themelis Settlement Shares”) will fully vest upon his death or disability; and

•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Themelis Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the 2004 Stock Incentive Plan, all unvested Themelis Settlement Shares will fully vest. The table above assumes that the Themelis Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Award Agreement between us and Mr. Themelis dated February 15, 2012, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2013) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Themelis the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)	If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. Themelis under the Restricted Stock Unit Agreements between us and him dated January 14, 2011 and January 13, 2012 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control 100% of the restricted stock units granted to Mr. Themelis will vest. Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. We review relationships and transactions in which the Company and our related parties or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Principal stockholder broker-dealer client

Prior to the divestiture of all of its stock ownership in the Company in February 2012, JPMorgan, one of our broker-dealer clients, owned more than five percent of the outstanding shares of our Common Stock. For January and February 2012, $1.6 million, or 4.8% of our total revenues for such period, were generated by JPMorgan.

We have an agreement with JPMorgan as a broker-dealer client. This agreement governs JPMorgan’s access to, and activity on, our electronic trading platform. Under the agreement, JPMorgan is granted a worldwide, non-exclusive and non-transferable license to use our electronic trading platform. We may only provide the pricing and other content provided by JPMorgan to those of our institutional investor clients approved by JPMorgan to receive such content. Additionally, institutional investors must be approved by JPMorgan before being able to engage in transactions with JPMorgan on our platform. This agreement also provides for the fees and expenses to be paid by JPMorgan for its use of our electronic trading platform.

Registration rights agreement

JPMorgan was a party to our sixth amended and restated registration rights agreement. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of Common Stock and to participate in a registration of our Common Stock that we may decide to do, from time to time.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2012 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except that Messrs. DeLise, McVey and Themelis each filed a late report covering the surrender of shares to the Company on January 15, 2012 to satisfy tax withholding obligations upon the vesting of shares of restricted stock, and Mr. Themelis filed a late report covering the settlement of performance shares on February 3, 2012.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2014 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2014 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 26, 2013. In addition, under the Company’s bylaws, any proposal for consideration at the 2014 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 26, 2013 and the close of business on December 26, 2013 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

MARKETAXESS HOLDINGS INC. 299 PARK AVENUE NEW YORK, NY 10171	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain
01	Richard M. McVey	☐	☐	☐
02	Steven L. Begleiter	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain
03	Stephen P. Casper	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐
04	David G. Gomach	☐	☐	☐
05	Carlos M. Hernandez	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the 2013 Proxy Statement.	☐	☐	☐
06	Ronald M. Hersch	☐	☐	☐
07	John Steinhardt	☐	☐	☐

NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSALS 2 AND 3, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW - NO BOXES NEED BE CHECKED.

08	James J. Sullivan	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

2013 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC.

June 6, 2013

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

MARKETAXESS HOLDINGS INC.

The undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Charles R. Hood, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 6, 2013, or at any postponement or adjournment thereof.

You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side